                                                                       Exhibit 1

                 I.I.S. INTELLIGENT INFORMATION SYSTEMS LIMITED

                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

                                                               November 27, 2001

                  Notice is hereby given that the Annual General Meeting of Shareholders (the "Annual General Meeting" or the "Meeting") of I.I.S. Intelligent Information Systems Limited ("IIS" or the "Company") will be held on December 23, 2001, at the offices of the Company, located at Twin Towers, 33 Jabotinsky Street, Ramat Gan 52511, Israel, at 10:30 A.M. local time, for the following purposes:

(a) To elect one director to hold office pursuant to the Articles of Association;

(b) To receive and consider the Directors' Report and the Audited Consolidated Financial Statements of the Company and its subsidiaries for the year ended December 31, 2000; and

(c) To reappoint the Company's auditors and to authorize the Board of Directors to fix the remuneration of the auditors in accordance with the volume and nature of their services.

                  Shareholders of record at the close of business on November 23, 2001 are entitled to notice of and to vote at the Meeting.

                  Shareholders who are unable to attend the Meeting in person are requested to complete, date and sign the enclosed form of proxy and return it promptly in the enclosed pre-addressed envelope. No postage is required if mailed in the United States. Shareholders who attend the Meeting may revoke their proxy and vote their shares in person.

                  In accordance with the Company's Articles of Association, all proxies must be received by American Stock Transfer and Trust Company, the Company's transfer agent, or by the Company at its registered office, located at Twin Towers, 33 Jabotinsky Street, Ramat Gan 52511, Israel, at least 48 hours prior to the Meeting to be validly included in the tally of Ordinary Shares voting at the Meeting.

                  According to the Articles of Association, the quorum at the Meeting shall be two shareholders present in person or by proxy, holding or representing twenty five percent (25%) of the total voting rights in the Company. If within half an hour from the time appointed for the holding of the Meeting a quorum is not present, the Meeting shall stand adjourned to the same day in the next week at the same time and place or any time and hour as the Directors shall designate and state in a notice to the shareholders entitled to vote at the original meeting, and if, at such adjourned meeting, a quorum is not present within half an hour from the time appointed for holding the Meeting, any two shareholders present in person or by proxy shall be a quorum.

This notice shall serve as notice of such adjourned meeting if no quorum is present at the original date and time and no further notice of the adjourned meeting will be given to shareholders.

                  Joint holders of Ordinary Shares should take note that, pursuant to Article 40 of the Articles of Association of the Company, the vote of the senior of the joint holders of any share who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the vote(s) of the other registered holder(s). For this purpose, seniority will be determined by the order in which the names stand in the Shareholders Register.

                                By Order of the Board of Directors,



                                /s/ Robi Hartman

                                Robi Hartman
                                Chairman of the Board of Directors

The Annual Report of the Company for the fiscal year ended December 31, 2000, including Audited Consolidated Financial Statements, is enclosed herewith, but is not part of the proxy solicitation materials.

                 I.I.S. INTELLIGENT INFORMATION SYSTEMS LIMITED
                        Twin Towers, 33 Jabotinsky Street
                             Ramat Gan 52511, Israel

                              --------------------

                                 PROXY STATEMENT

                              --------------------

                  This proxy statement is furnished to the holders of Ordinary Shares, NIS 0.003 nominal value per share (the "Ordinary Shares"), of I.I.S. Intelligent Information Systems Limited, an Israeli company ("IIS" or the "Company"), in connection with the solicitation of proxies for use at the Annual General Meeting of Shareholders (the "Annual General Meeting" or the "Meeting") scheduled to be held on December 23, 2001, at the offices of the Company, Twin Towers, 33 Jabotinsky Street, Ramat Gan 52511, Israel at 10:30 A.M. local time or at any adjournment or postponement thereof. A form of proxy for use at the Meeting and a return envelope for the proxy are also enclosed. Shareholders may revoke their proxies at any time before the effective exercise thereof by filing with the Company a written notice of revocation or duly executed proxy bearing a later date, or by voting in person at the Meeting. Unless otherwise indicated on the form of proxy, Ordinary Shares represented by a proxy in the enclosed form, if the proxy is properly executed and received by the Company prior to the Meeting, will be voted in favor of all the matters to be presented at the Meeting, as described below.

                  It is proposed that at the Meeting: (a) one member of the Board of Directors be elected to hold office pursuant to the Articles of Association; (b) the Directors' Report and Audited Consolidated Financial Statements of the Company and its subsidiaries for the year ended December 31, 2000 be received and considered; and (c) the Company reappoint its auditors and authorize the Board of Directors to fix the remuneration of the auditors in accordance with the volume and nature of their services.

                  Proxies for use at the Meeting are being solicited by the Board of Directors of the Company. Proxies will be mailed on or about November 27, 2001 to shareholders of record at the close of business on November 23, 2001, and will be solicited mainly by mail, but additional solicitation may be made by telephone, telecopier or other means of communication or personal contact by certain officers, directors and regular employees of the Company, none of whom will receive any additional compensation therefor. The Company will bear the cost of solicitation of the proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of Ordinary Shares.

                        OUTSTANDING SHARES, VOTING RIGHTS
                            AND BENEFICIAL OWNERSHIP

                  The Company had outstanding, as of November 12, 2001, 9,664,436 Ordinary Shares, each of which is entitled to one vote upon the matters to be presented to the Annual General Meeting. Only shareholders of record at the close of business on November 23, 2001 will be entitled to vote at the Meeting. The quorum at the Meeting shall be at least two shareholders present in person or by proxy, holding or representing at least twenty five percent (25%) of the total voting rights in the Company.

                  The following table sets forth, as of November 12, 2001, the number of Ordinary Shares of the Company owned by (i) all persons known to the Company to own beneficially more than 5% of the Company's Ordinary Shares and
(ii) all directors and officers as a group.


                                                           Number of                         Percent of
Name and Address                                        Ordinary Shares                   Ordinary Shares
----------------                                     Beneficially Owned(1)             Beneficially Owned(2)
                                                     ------------------                ------------------


Europlan Trust Company Ltd. (3) ...................         887,145                             9.18%

Robi Hartman(4) ...................................         812,014                             8.4%

All directors and officers as a group .............       1,054,514(5)                         10.91%

--------------------

  (1) Beneficial ownership assumes the exercise of all options and warrants held by such person or persons that are currently exercisable or are exercisable within 60 days of the date hereof.

  (2) Percentage ownership is based on 9,664,436 shares outstanding as of November 12, 2001.

  (3) As reported on Schedule 13G filed with the Securities & Exchange Commission, dated June 6, 2001.

  (4) Mr. Hartman is Chief Executive Officer and Chairman of the Company. Beneficial ownership is as reported on Amendment No. 4 to Schedule 13G dated November 13, 2001.

  (5) Includes 100,000 and 80,000 shares issued to Danny Shavit, the Company's Chief Technology Officer, and Eastek Embedded Systems (Meitav) Ltd. ("Eastek"), respectively, in connection with the Company's acquisition of the assets of Eastek in November 2000. Subject to certain conditions, the Ordinary Shares issued to Mr. Shavit will be delivered to him in installments of 30,000, 35,000 and 35,000 Ordinary Shares on the first, second and third anniversaries of the Eastek acquisition, respectively. Additionally, Mr. Shavit is the beneficial owner of the shares issued to Eastek. The Company issued 60,000 of such shares to Eastek as partial consideration for the acquisition and the Company may deliver an additional 20,000 Ordinary Shares to Eastek on the first anniversary of the acquisition if certain conditions are met.

                              ELECTION OF DIRECTOR

                  In August 1993 the Company's Articles of Association were amended to provide, among other matters, for a classified board of directors. Mr. Marks and Dr. Ilan currently serve until the 2001 General Meeting and until their successors have been elected and qualified.

                  The Board of Directors has nominated Dr. Ilan for re-election at the Meeting to hold office until her term shall expire at the 2004 Annual General Meeting and until her successor shall have duly taken office, unless her office is vacated earlier under any relevant provisions of the Articles of Association of the Company. Gideon Marks, whose term of office expires at the Meeting, will not be seeking re-election. The affirmative vote of a majority of the Ordinary Shares represented at the Meeting in person or by proxy and voting thereon is required to re-elect Dr. Ilan as a director of the Company.

                  Should Dr. Ilan be unable to serve, the proxies will be voted for the election of such other person as shall be determined by the persons named in the proxy in accordance with their judgment. The Company is not aware of any reason why Dr. Ilan, if elected, should be unable to serve as a director.

                  The directors (including Dr. Ilan, the nominee for re-election at the Meeting), their present principal occupations or employment, ages, the year in which each first became a director, and the number of Ordinary Shares of the Company beneficially owned by each on November 12, 2001, are:

                                                                                                Number of
                             Principal                                                            Shares
                             Occupation                                       Director         Beneficially
Name                         or Employment                          Age        Since              Owned(*)
----                         -------------                          ---        -----           ------------
Robi Hartman                 Chairman and Chief Executive            40         1998            1,037,014
                             Officer of the Company

David Rubner                 Chairman and Chief Executive
                             Officer, Rubner Technology
                             Ventures Ltd.                           61         2000              50,000

Yael Ilan                    Chief Executive Officer of
                             Optichrom Ltd. and President,           52         1997              50,000
                             Yedatel Ltd.

Aharon Jacobowitz            Management consultant                   52         1995              50,000

Jonathan Nativ               Chief Executive Officer of              54         2000              50,000
                             Compwise Ltd.

Moshe Kahn                   Partner, M. Porath and Co.              43         2000              50,000

--------------------

(*) Includes Ordinary Shares which may be issued upon exercise of options. Certain of such options have not yet vested.

         David Rubner has been a director of the Company since March 2000. Mr. Rubner is Chairman and Chief Executive Officer of Rubner Technology Ventures Ltd. Mr. Rubner was employed from 1970 until recently by ECI Telecom Ltd. ("ECI"). From 1991 to October 1999 and February 2000, respectively, he was ECI's President and Chief Executive Officer. In November 1999 he was appointed Vice-Chairman of the Board of Directors of ECI. Mr. Rubner is also Chairman of the Board of Directors of ECTel Ltd., a publicly traded subsidiary of ECI, and serves on the boards of Check Point Software Technologies Ltd., Efcon Ltd., Jigami Corp. and Koor Ltd. Mr. Rubner holds a bachelor of science degree with honors in electronic engineering from Queen Mary College, University of London, and a master of science degree in electrical engineering from Carnegie Mellon University, Pittsburgh. Mr. Rubner is a member of the Presidium of the Israel Manufacturers' Association, and was recipient of the Industry Prize of Israel for 1995.

         Robi Hartman has been a Director of the Company since September 1998, Vice Chairman of the Board from October 1998 to March 2000, Acting Chief Financial Officer since December 1998, and Chairman of the Board and Chief Executive Officer of the Company since March 2000. Before joining the Company, from 1987 to 1996, Mr. Hartman was the manager of Teledata Communications Ltd., a leading supplier of advanced access solutions, beginning as a manager and progressing to the Chief Financial Officer and finally as Chief Executive Officer and President. From 1996 to 1997, Mr. Hartman was the President of VCON Telecommunications, a pioneer in PC based teleconferencing. Since 1997 he owns and manages West End Technology Investments Ltd. Currently, he is also a director of NSI Communications in Canada. Mr. Hartman received his B.A. in Economics and Political Science from Bar Ilan University and his Masters degree in Business Administration (MBA) from Bentley College.

         Dr. Yael Ilan has been a director of the Company since November 1997. She is the Chief Executive Officer of Optichrom Ltd., an optical components private company, the President of Yedatel Ltd., an economic consulting company, and a director of several public and private corporations, most of them in the technology sector. Until 1998, she was a director of Bezeq - Israel's Telecommunication Company in which she was also a member of the audit committee and the committee for strategic planning and investments. Correspondingly, she is the head of the Broadband Communication Programs administration, a subdivision of MAGNET - the Israeli Government hi-tech cooperation initiative. Dr. Ilan holds a Ph.D. in industrial engineering, Ph.D. in physical chemistry and a Masters degree in business administration.

         Aharon Jacobowitz has been a director of the Company since May 1995. Since 1989, Mr. Jacobowitz has been a management consultant to large organizations on data processing issues. His clients include the Accountant General, Ministry of Finance, State of Israel, General Manager of the Social Security Institute in Israel and Teva Pharmaceutical Industries Ltd., the largest pharmaceutical manufacturer of Israel. Prior to 1989, Mr. Jacobowitz was employed for 14 years in various capacities in the marketing division of IBM Israel Ltd. His main specialties were networking and midrange systems. Mr. Jacobowitz is a member of our Audit Committee.

         Jonathan Nativ has been a director of the Company since November 2000. Mr. Nativ was elected as an external director in accordance with the Israeli Companies Law. He has served since 1997 as the Chief Executive Officer of Compwise Ltd., a company that develops, markets and sells special-purpose software for tariff modeling and analysis and auditing solutions to telecommunications companies, particularly those involved in wireless telecommunications.

From 1978 until 1983, he served as project manager at Tadiran Ltd. (Telecommunications Division), one of Israel's leading electronics firms. From 1983 to 1995, Mr. Nativ served as the Director of Research and Development, Executive Vice President of Marketing, and Executive Vice President of Strategy and Business Development at Teledata Communications Ltd., a leading supplier of advanced access network solutions to telecommunication network operators worldwide. From 1995 to 1997 he served as a consultant to Teledata Communications Ltd He serves as director of TDSoft Ltd. and other Israeli technology-based companies. Mr. Nativ earned a bachelor's degree in Electronic Engineering from the Technion, Israel Institute of Technology and an Executive MBA from Tel-Aviv University. Mr. Nativ is a member of our Audit Committee.

         Moshe Kahn has been a director of the Company since November 2000. Mr. Kahn was elected as an external director in accordance with the Israeli Companies Law. He is an attorney admitted to practice in Israel and the State of New York. He is a partner of the law firm of M. Porath and Co. in Tel Aviv, where he is engaged in corporate law and commercial mediation and acts as counsel for local and international firms. Mr. Kahn serves as a Major in the Legal Department of the Armed Forces of the State of Israel reserves. Mr. Kahn has an L.L.B. in Law from Bar Ilan University. Mr. Kahn is a member of our Audit Committee.

         Under the Articles of Association of the Company, the Chairman of the Board casts the deciding vote in the event of a tie. The affirmative vote of the holders of a majority of the Ordinary Shares represented at the Meeting in person or by proxy and voting thereon will be required to elect the nominated individual to be a director of the Company.

EXECUTIVE COMPENSATION

         During the fiscal year ended December 31, 2000, the aggregate remuneration paid to all officers and directors of the Company as a group (then eight persons) was approximately $230,000. During November 2000, the Company acquired the assets of Eastek Embedded Systems (Meitav) Ltd. ("Eastek"), a private Israeli software company. In connection with such acquisition, 100,000 Ordinary Shares of the Company were issued to Danny Shavit, the Company's Chief Technology Officer. Subject to certain conditions, the Ordinary Shares issued to Mr. Shavit will be delivered to him in installments of 30,000, 35,000 and 35,000 Ordinary Shares on the first, second and third anniversaries of the Eastek acquisition, respectively.

         An aggregate of 656,550 options were granted to the Company's directors during the fiscal year ended December 31, 2000. All of such options are exercisable for Ordinary Shares of the Company and have an exercise price of $3.625. With the exception of the options held by Robi Hartman, the options become exercisable in four equal annual installments from the date of grant and expire six years after the date of grant. Mr. Hartman holds a total of 356,550 options, of which 131,550 are currently fully exercisable and expire on November 30, 2006. The other 225,000 options held by Mr. Hartman become exercisable in three equal annual installments from March 22, 2002 and expire on November 30, 2006.

           The Board of Directors recommends a vote FOR the reelection of Dr. Ilan as Director of the Company

                     RECEIPT AND CONSIDERATION OF DIRECTORS'
              REPORT AND AUDITED CONSOLIDATED FINANCIAL STATEMENTS

                      At the Meeting, the Directors' Report and Audited Consolidated Financial Statements of the Company and its subsidiaries for the fiscal year ended December 31, 2000, will be presented. The affirmative vote of the holders of a majority of the Ordinary Shares represented at the Meeting in person or by proxy and voting thereon will be required for the receipt by the shareholders of the Directors' Report and Audited Consolidated Financial Statements of the Company and its subsidiaries for the fiscal year ended December 31, 2000.

 The Board of Directors recommends a vote FOR receipt of the Directors' Report and Audited Consolidated Financial Statements of the Company and its subsidiaries for the fiscal year ended December 31, 2000.

                             APPOINTMENT OF AUDITORS

                  Kost, Forer & Gabbay, Certified Public Accountants (Israel) and a member of Ernst & Young International, has been nominated by the Board of Directors of the Company for reappointment as auditors of the Company for the fiscal year ending December 31, 2001, and their remuneration shall be fixed by the Board of Directors according to the volume and nature of their services. They have no relationship with the Company or with any affiliate of the Company except as auditors. The affirmative vote of the holders of a majority of the Ordinary Shares represented at the Meeting in person or by proxy and voting thereon will be required for shareholder approval of the reappointment of Kost, Forer & Gabbay as auditors of the Company.

   The Board of Directors recommends a vote FOR approval of the reappointment of Kost, Forer & Gabbay as auditors of the Company.

                               By Order of the Board of Directors,



                               /s/ Robi Hartman

                               Robi Hartman
                               Chairman of the Board of Directors

Dated:  November 27, 2001